                                                            Registration No. 33-




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     under
                           THE SECURITIES ACT OF 1933

                                   ----------

                 I Q   S O F T W A R E   C O R P O R A T I O N
               (Exact name of issuer as specified in its charter)


                Georgia                                  58-1614492
      (State of Incorporation)              (I.R.S. Employee Identification No.)

     3295 River Exchange Drive                             30092
          Norcross, Georgia                              (Zip Code)
(Address of Principal Executive Offices)







                                   ------------

                 IQ Software Corporation 1993 Stock Option Plan
                            (Full title of the Plan)

                             Ugo F. Ippolito, Esq.
                     Glass, McCullough, Sherrill & Harrold
                          1409 Peachtree Street, N.E.
                             Atlanta, Georgia 30309
                    (Name and address of agent for service)

                                 (404) 885-1500
         (Telephone number, including area code, of agent for service)

                                      Calculation of Registration Fee
- --------------------------------------------------------------------------------------------------------------
                                                                           Proposed
                                               Proposed                   maximum
    Title of           Amount to be            maximum                    aggregate                Amount of
 securities to be      registered (1)        offering price                offering               Registration
    registered                                 per share (2)                price (2)                Fee(2)
- --------------------------------------------------------------------------------------------------------------
Common Stock,
$.000-                     300,000               $17.50                   $4,557,000                $1,571.38



(1) The shares of Common Stock to be registered represent additional shares of Common Stock which may be acquired pursuant to options which have been granted or which may be granted in the future under the 1993 Stock Option Plan as amended.

(2) Pursuant to Rule 457(h), the proposed maximum aggregate offering price and the amount of the registration fee are being computed based on the actual price at which the outstanding options to acquire 127,000 shares may be exercised; and for options which have not yet been granted to acquire 173,000 shares, based on the average of the closing price of a share of Common Stock of IQ Software Corporation traded on the NASDAQ National Market System on July 5, 1996.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by IQ Software Corporation ("Company") with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

     1. The Company's Report on Form 10-K for the fiscal year ended January 31, 1996.

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1996.

     3. The description of the Company's Common Stock which is contained in its Registration Statement filed on Form 8-A under the Securities Exchange Act of 1934 ("1934 Act").

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference in the registration statement and to be a part of this Registration Statement from the date of the filing of such documents.



ITEM 4.   DESCRIPTION OF SECURITIES

      Not applicable.


ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL


     1. The consolidated financial statements of the Company appearing in IQ Software Corporation's Annual Report (Form 10-K) for the fiscal year ended January 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated




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


financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


     2. The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Glass, McCullough, Sherrill & Harrold. Ugo F. Ippolito is a director and member of the Compensation Committee and the Audit Committee, and Secretary of the Company, and is a partner of Glass, McCullough, Sherrill & Harrold. Mr. Ippolito, on July 1, 1996, beneficially owned 28,261 shares of Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Indemnification of directors and officers of the Company is governed by Sections 14-2-850 through 859 of the Official Code of Georgia as follows:

      Section 14-2-850.  PART DEFINITIONS.

            As used in this part, the term:

                 (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

                 (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. Director includes, unless the context requires otherwise, the estate or personal representative of a director.

                 (3) "Expenses" include attorney's fees.

                 (4) "Liability" means the obligation to pay a judgment,
            settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.




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



      (5) "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.


      (6) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

Section 14-2-851.  AUTHORITY TO INDEMNIFY.

                 (a) Except as provided in subsections (d) and (e) of this Code section, a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

                 (b) A director's conduct with respect to an employee benefit plan for a purpose he believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a) of this Code section.

                 (c) The termination of a proceeding by judgment, order,
            settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct set forth in subsection (a) of this Code section.

                (d) A corporation may not indemnify a director under this Code section:

                       (1) In connection with a proceeding by or in the right
                  of the corporation in which the director was adjudged liable to the corporation; or

                       (2) In connection with any other proceeding in which he
                  was adjudged liable on the basis that personal benefit was improperly received by him.




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


                (e) Indemnification permitted under this Code section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     Section 14-2-852.  MANDATORY INDEMNIFICATION.

                Unless limited by its articles of incorporation, to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, or in defense of any claim, issue, or matter therein, because he is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by him in connection therewith.

     Section 14-2-853.  ADVANCE FOR EXPENSES.

                (a) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

                       (1) The director furnishes the corporation a written
                  affirmation of his good faith belief that he has met the standard of conduct set forth in subsection (a) of Code
                  Section 14-2-851; and

                       (2) The director furnishes the corporation a written
                  undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification under this part.

                (b) The undertaking required by paragraph (2) of subsection (a) of this Code section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

     Section 14-2-854.  COURT-ORDERED INDEMNIFICATION AND ADVANCE FOR EXPENSES.

           Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification or advances for expenses to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification or advances for expenses if it determines:

                       (1) The director is entitled to mandatory
                  indemnification under Code Section 14-2-852, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court ordered indemnification;

                       (2) The director is fairly and reasonably entitled to
                  indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in subsection (a) of Code Section 14-2-851 or was adjudged liable as described in subsection (d) of Code Section 14-2-851, but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred unless the articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders pursuant to Code Section 14-2-856 provides otherwise; or

                       (3) In the case of advances for expenses, the director
                  is entitled, pursuant to the articles of incorporation, bylaws, or any applicable resolution or agreement, to payment or reimbursement of his reasonable expenses incurred as a party to a proceeding in advance of final disposition of the proceeding.

     Section 14-2-855.  DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION.

                (a) A corporation may not indemnify a director under Code
           Section 14-2-851 unless authorized thereunder and a determination has been made in the specific case that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in subsection (a) of Code Section 14-2-851.

                (b) The determination shall be made:

                       (1) By the board of directors by majority vote of a
                  quorum consisting of directors not at the time parties to the proceeding;

                       (2) If a quorum cannot be obtained under paragraph (1)
                  of this subsection, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

                        (3) By special legal counsel:

                             (A) Selected by the board of directors or its
                        committee in the manner prescribed in paragraph (1) or
                        (2) of this subsection; or

                             (B) If a quorum of the board of directors cannot
                        be obtained under paragraph (1) of this subsection and a committee cannot be designated under paragraph (2) of this subsection, selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or

                        (4) By the shareholders, but shares owned by or voted
                  under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

                (c) Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under paragraph (3) of subsection (b) of this Code section to select counsel.

     Section 14-2-856.  SHAREHOLDER APPROVED INDEMNIFICATION.

                (a) If authorized by the articles of incorporation or a bylaw, contract, or resolution approved or ratified by the shareholders by a majority of the votes entitled to be cast, a corporation may indemnify or obligate itself to indemnify a director made a party to a proceeding including a proceeding brought by or in the right of the corporation, without regard to the limitations in other Code sections of this part.




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



                (b) The corporation shall not indemnify a director under this Code section for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation:

                       (1) For any appropriation, in violation of his duties,
                  of any business opportunity of the corporation;

                       (2) For acts or omissions which involve intentional
                  misconduct or a knowing violation of law;

                       (3) For the types of liability set forth in Code Section
                  14-2-832; or

                       (4) For any transaction from which he received an
                  improper personal benefit.

                (c) Where approved or authorized in the manner described in subsection (a) of this Code section, a corporation may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:

                       (1) The director furnishes the corporation a written
                  affirmation of his good faith belief that his conduct does not constitute behavior of the kind described in subsection
                  (b) of this Code section; and

                       (2) The director furnishes the corporation a written
                  undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification under this Code section.

     Section 14-2-857.  INDEMNIFICATION OF OFFICERS, EMPLOYEES, AND AGENTS.

                Unless a corporation's articles of incorporation provide otherwise:

                       (1) An officer of the corporation who is not a director
                  is entitled to mandatory indemnification under Code Section 14-2-852 and is entitled to apply for court order indemnification under Code Section 14-2-854, in each case to the same extent as a director; and





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


                       (2) A corporation may also indemnify and advance
                  expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

     Section 14-2-858.  INSURANCE.

                  A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under Code Section 14-2-851 or Code
           Section 14-2-852.

     Section 14-2-859.  APPLICATION OF PART.

                (a) A provision treating a corporation's indemnification of or advance for expenses to directors that is contained in its articles of incorporation, bylaws, a resolution of its shareholders or board of directors, or in a contract or otherwise, is valid only if and to the extent the provision is consistent with this part. If articles of incorporation limit indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the articles.

                (b) This part does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent to the proceeding.

     The Bylaws of the Company provide that each director, officer, employee or agent of the Company and each person who has acted at its request, in any capacity, on behalf of the Company, including as a director, officer, employee or agent of another corporation, joint venture, trust or other enterprise, who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or



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


proceeding (civil, criminal, administrative or investigative) by reason of the fact that such person was serving in any such capacity, shall be indemnified by the Company to the fullest extent permitted by the laws of the State of Georgia. The Company may purchase indemnification insurance on behalf of such persons against liability which may be asserted against them in any such capacity regardless of whether the Company would have the power to indemnify such persons against the liability asserted against them. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding in the specific case upon authorization as required by the laws of the State of Georgia.

     The Articles further provide that the Company shall indemnify a director made a party to a proceeding against liability incurred in the proceeding, and shall advance and reimburse expenses incurred in the proceeding, including a proceeding brought by or in the right of the Company, without regard to limitations contained elsewhere under Georgia law; provided, however, that the Company shall not indemnify a director for any liability incurred in a proceeding in which the director is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company:

           (i) For any appropriation, in violation of his/her duties, of any business opportunity of the Company;

           (ii) For acts or omissions which involve intentional misconduct or a knowing violation of law;

           (iii) For liability resulting from distributions of assets in violation of Georgia law; or

           (iv) For any transaction from which he/she received an improper personal benefit.


ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

      Not applicable.

ITEM 8.   EXHIBITS



   Exhibit
   Number       Description
   -------      -----------
      3         Amended and Restated Articles of Incorporation incorporated by reference to Exhibit 3(a) to the Registration Statement on
                Form S-1 filed by the Company on April 16, 1992 (Registration
                Statement No. 33-47268)

      5.1       Opinion of Counsel

      10(h)     1993 Stock Option Plan incorporated by reference to Exhibit
                10(h) to the Registration Statement on Form S-8 filed by the Company on November 22, 1994 (Registration Statement No.
                33-86630), as amended on June 20, 1995 for the purpose of authorizing the issuance of 300,000 additional shares under the 1993 Stock Option Plan

      23.1      Consent of Counsel (incorporated in Exhibit 5.1)

      23.2      Consent of Independent Auditors.


ITEM 9.   UNDERTAKINGS


      1. The undersigned Registrant hereby undertakes:

           (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration;

           (b) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           (c) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

           (d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "1933 Act"), each filing of the Registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.



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


                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on the 11th day of July, 1996.

                                           IQ SOFTWARE CORPORATION


                                           By: /s/ Charles R. Chitty
                                               ---------------------------------
                                               Charles R. Chitty
                                               Chairman of the Board, President
                                               and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 11th day of July, 1996.




/s/ J. William Goodhew                  /s/ Charles R. Chitty
- ---------------------------------       ---------------------------------
J. William Goodhew, III, Director       Charles R. Chitty, Chairman of the
                                        Board, President and Chief Executive
                                        Officer

/s/ Richard L. Jackson
- ---------------------------------
Richard L. Jackson, Director


/s/ J. Leland Strange                   /s/ J. Kent Elmer
- ---------------------------------       ---------------------------------
J. Leland Strange, Director             J. Kent Elmer, Controller
                                        (principal accounting officer)

/s/ Ugo F. Ippolito
- ---------------------------------
Ugo F. Ippolito, Director



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






                               INDEX TO EXHIBITS




                                                                               Sequentially
Exhibit                                                                          Numbered
Number                     Description                                             Page
- -------                    -----------                                            ------
3       Amended and Restated Articles of Incorporation
        incorporated by reference to Exhibit 3(a) to the
        Registration Statement on Form S-1 filed by the
        Company on April 16, 1992 (Registration Statement
        No. 33-47268)

5.1     Opinion of Counsel                                                          16

10(h) 1993 Stock Option Plan incorporated by reference to Exhibit 10(h) to the Registration Statement on Form S-8 filed by the Company on November 22, 1994 (Registration Statement No. 33-86630), as amended on June 20, 1995 for the purpose of authorizing the issuance of 300,000 additional shares under the 1993 Plan.

23.1    Consent of Counsel (incorporated in Exhibit 5.1)

23.2    Consent of Independent Auditors.                                            17




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